Consent of Ernst & Young LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" for the John Hancock High Yield Tax-Free Fund and John Hancock Tax-Free Bond Fund in the John Hancock Tax-Free Income Funds' Prospectus and "Independent Auditors" in the John Hancock High Yield Tax-Free Fund Statement of Additional Information and John Hancock Tax-Free Bond Fund Class A and Class B Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 13 to Registration Statement (Form N-1A No. 33-32246) of our reports dated October 14, 1997 on the financial statements and financial highlights of John Hancock High Yield Tax-Free Fund and John Hancock Tax-Free Bond Fund.


                                                        /s/ERNST & YOUNG LLP
                                                        ERNST  & YOUNG LLP
Boston, Massachusetts
December 15, 1997